Exhibit 99.2

Bulletin

March 1, 2011
Bulletin No. 1375

FHLBanks' Joint Capital Enhancement Agreement

Dear Chief Executive Officer:

I am pleased to announce that the 12 Federal Home Loan Banks have entered into a Joint Capital Enhancement Agreement intended to enhance the capital position of each FHLBank. The FHLBanks' Resolution Funding Corporation (REFCORP) obligations are expected to be fully satisfied during 2011. The intent of the Agreement is to allocate that portion of each FHLBank's earnings historically paid to satisfy its REFCORP obligations to a separate retained earnings account at that FHLBank.

Each FHLBank has been required to contribute 20% of its earnings toward payment of the interest on REFCORP bonds. The Agreement provides that, upon full satisfaction of that REFCORP obligation, each FHLBank will contribute 20% of its net income each quarter to a separate restricted retained earnings account at that FHLBank until the balance of that account equals at least 1% of the FHLBank's average balance of outstanding consolidated obligations for the previous quarter. The new retained earnings account is modeled on the reserve accounts held by each of the FHLBanks prior to 1989, when the Federal Home Loan Bank Act required each FHLBank to allocate 20% of its net income to a legal reserve account.

The Agreement is intended to benefit FHLBank members and investors in FHLBank debt by further strengthening the balance sheet at each FHLBank. The creation of an additional buffer on each FHLBank's balance sheet to help absorb potential losses will provide additional protection for each member's capital stock investment in its FHLBank and enhance each FHLBank's capacity to continue to meet its consolidated obligations, for which all FHLBanks are jointly and severally liable.

For more information about the Joint Capital Enhancement Agreement, please refer to the Bank's 8-K filing with the Securities and Exchange Commission regarding the Agreement or to the Joint Capital Enhancement Agreement Q&A, which is available on our website. If you have any questions or comments about this initiative, please contact your Relationship Manager.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc:  Chief Financial Officer
       Credit Contacts

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement and the expected maturity of the REFCORP obligation. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intended," "expected," and "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.